UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2017

STG GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36149	46-3134302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11091 Sunset Hills Road, Suite 200
Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

(703) 691-2480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 21, 2017, STG Group, Inc. (the “Company”) announced that it entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 18, 2017, by and among the Company, Ripcord Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, PSS Holdings, Inc., a Delaware corporation (“PSS”), PSS PE I, L.P., a Delaware limited partnership (“PSS PE”), PSS Co-Investors, L.P., a Delaware limited partnership (“PSS Co-Investors”), WWC Capital Fund II, L.P., a Delaware limited partnership (“WWC”), Spring Capital Partners II, L.P., a Maryland limited partnership (“Spring Capital”), and Scott Goss (together with PSS PE, PSS Co-Investors, WWC and Spring Capital, the “Seller Parties”), and Peter M. Schulte, a resident of the State of New York, but solely in his capacity as the “Stockholders’ Representative.” PSS is a privately-held government services business that provides products and services in information technology, engineering, and program management. Upon consummation of the merger contemplated by the Merger Agreement (the “Merger”), PSS will become a wholly-owned subsidiary of the Company. The Merger is expected to close in the first quarter of 2017.

Merger Agreement

Under the terms of the Merger Agreement, the aggregate purchase price to be paid for PSS at closing is $119,500,000 in cash, subject to certain adjustments based upon closing working capital and the timing of closing, plus a portion of the value of certain tax benefits as they are realized after the closing (collectively, the “Merger Consideration”). The Company intends to fund the Merger Consideration through a combination of equity and debt financing (the “Financing”).

The Merger Consideration is subject to adjustment (increased or decreased) on a dollar-for-dollar basis to the extent the working capital of PSS as of the closing differs from a specified target. The Merger Agreement includes a mechanism for determining the working capital position of PSS as of the closing, promptly following the closing, and requires the parties to deposit $1,000,000 of the Merger Consideration in escrow to secure payment of any post-closing working capital adjustments in favor of the Company. In addition, the Merger Agreement includes customary indemnification obligations and requires the parties to deposit $2,000,000 of the Merger Consideration in escrow to secure the indemnification obligations of the stockholders of PSS thereunder. The parties are also purchasing a buy-side representation and warranty insurance policy for the benefit of the Company and other named insureds.

The consummation of the Merger is subject to the satisfaction of certain conditions, including receipt of certain required third party consents, approval of the stockholders of PSS (which has since been obtained), written confirmation by the Committee on Foreign Investment in the United States that it has completed its review and determined that there are no unresolved national security concerns with respect to the Merger and expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other regulatory approvals.

In addition, the Seller Parties agreed not to solicit or encourage the initiation of certain discussions with third parties regarding other proposals to acquire all or a substantial portion of any capital stock or other securities of PSS, or all or a substantial portion of PSS’ business or assets, after the signing of the Merger Agreement until consummation of the Merger or termination of the Merger Agreement, and agreed to certain restrictions on their ability to respond to such proposals.

The Merger Agreement includes customary termination provisions. The Company and the Stockholders’ Representative may jointly agree to terminate the Merger Agreement at any time prior to the closing, and either the Company or the Stockholders’ Representative may terminate the Merger Agreement if the closing has not occurred by March 15, 2017, subject to certain conditions and the Company’s right, in its sole discretion, to extend such date to April 15, 2017. In addition, either the Company or the Stockholders’ Representative may terminate the Merger Agreement if the conditions to closing have all been satisfied or waived and PSS delivers written notice to the Company that it is ready, willing and able to effect the closing but the closing has not occurred within five business days of such notice as a result of any lender’s failure to fund the Financing, in which case such termination shall trigger payment by the Company to PSS of $625,000. The Merger Agreement may also be terminated by the Stockholders’ Representative if an event occurs during the interim period between signing and closing, based solely on the operations of PSS, that causes a breach of PSS’ representations and warranties, and the Company fails to waive its indemnification rights with respect to such breach within 15 days following PSS’ request for such waiver, in which case such termination shall trigger payment by PSS to the Company of $625,000.

Item 8.01	Other Events.

On February 21, 2017, the Company issued a press release announcing the signing of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release issued by the Company on February 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STG GROUP, INC.

Date: February 24, 2017	/s/ Charles L. Cosgrove
Charles L. Cosgrove
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

99.1	Press release issued by the Company on February 21, 2017.